Exhibit 10.4.6
BLUE NILE, INC.
RESTRICTED STOCK UNIT GRANT NOTICE - NON-EMPLOYEE DIRECTOR
(2004 EQUITY INCENTIVE PLAN)
Blue Nile, Inc. (the “Company”), pursuant to the Company's 2004 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (the “Notice”), the Plan, the Restricted Stock Unit Award Agreement (the “Award Agreement”), and the Company's Trading Policy. Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:
Vesting Schedule: The Restricted Stock Units shall vest [in four equal installments, every three (3) months after the Vesting Commencement Date], subject to Participant's Continuous Service with the Company through each such vesting date. In addition, this Award will become fully vested as of the earlier to occur of: (x) the date of the Non-Employee Director's termination of service due to death or Disability and (y) immediately prior to a Change in Control, subject to Participant's Continuous Service as of such time. Each installment of RSUs that vests hereunder is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).
Delivery Schedule: Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 3 of the Award Agreement.
Additional Terms/Acknowledgements: Participant's signature below or online acceptance (if applicable) indicates that Participant has read and agree to be bound by the terms of this Notice, the Award Agreement, the Plan, and the Company's Trading Policy. Participant further agrees that as of the Date of Grant, this Notice, Award Agreement, the Plan, and the Company's Trading Policy, set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award, with the exception of (i) awards previously granted and delivered to Participant under the Plan, and (ii) if applicable to Participant, (A) the terms of any written offer letter or employment agreement entered into between the Company and Participant that specifically provides for accelerated vesting of compensatory equity awards, (B) the terms of any applicable Company change of control severance plan, and (C) any required compensation recovery provisions under applicable laws or regulations. By accepting this Award, Participant consents to receive documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

BLUE NILE, INC.	PARTICIPANT
By:
Signature	Signature

Title:	Date:

Date:

The Award Agreement, the Plan, the Plan Prospectus, the Company's Trading Policy, and the Company's most recent Annual Report and Proxy Statement for the Annual Meeting of Stockholders has been previously provided to Participant. If Participant would like an additional copy of these documents, please contact Lauren Neiswender via telephone at (206) 336-6790 or via email at lauren@bluenile.com.